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Overstock.com Reports Q2 2018 Results
Consolidated revenue of $483 million (12% growth) and pre-tax loss of ($65.9) million

SALT LAKE CITY - August 9, 2018 - Overstock.com, Inc. (NASDAQ:OSTK), a tech-driven online retailer and advancer of blockchain technology, today reported financial results for the quarter ended June 30, 2018.

Dear Owners,

Recently an investor lamented to me that Overstock is among the most difficult-to-value stocks on Wall Street. While that is regrettable, I have always tended to be less concerned with making valuation easy and more concerned with building value in the firm for you, its owners. However, we have reached a crucial juncture in our firm’s history and it is becoming increasingly important to elucidate the different parts of our business and their potential value. As a result, this letter and the accompanying earnings webcast will be unusually informative (I encourage watching the webcast over just reading the transcript because of the numerous visual aids therein).

In preparation for that call, here are a few highlights on tZERO, Other Medici, and Retail, before I dive deeper on each of these in the letter that follows:

1.	tZERO (owned 80% by our blockchain subsidiary Medici Ventures) has:

a.
closed out its Security Token offering raising $134 million in aggregate consideration (this sum includes $30 million from repayment of intercompany debt between tZERO and Overstock: GSR has signed a repurchase agreement to acquire these tokens)

b.	obtained a term sheet agreement from GSR to purchase from tZERO up to $270 million in tZERO equity at a $1.5 billion post-money valuation; and

c.	secured a term sheet agreement from GSR to purchase up to 3.1 million shares of OSTK for $104 million ($33.72/share August 1st closing price less 5%)

We will provide thorough descriptions of these agreements in our 10-Q.

2.	Other Medici Ventures: We are increasingly enthusiastic about blockchain and Medici Ventures’ unique position in the field. In addition to tZERO, we have funded 15 blockchain projects within

Medici Ventures, with Jonathan Johnson ably overseeing their build-out. We believe at least one or two of those companies (perhaps more) have tZERO-like potential. Beyond that, we have accumulated a valuable core blockchain development group of approximately 30 (this is in addition to the 11 that Medici recently transferred to tZERO, and to the many dozens who create within the firms which we have helped fund). When it comes to the world of blockchain, I am well-traveled, and can assure you that it is an unusually large, strong group of blockchain talent in and around Medici Ventures.

3.
Retail: The strategy adopted earlier this year of running our retail site like a conventional internet firm has produced a 25% revenue acceleration (from -13% in Q4 to +12% in Q2). Yet the marketing and price testing that fueled that growth has come at a significant cost ($57 million in Q2). Significant dilution always accompanies a growth ecommerce strategy, and, given the rapidly growing value of our non-retail assets, we think shareholders are better served now by a cash-conservative strategy. I believe Overstock can focus on developing more non-traditional means of growth and profitability, something that has been a hallmark of our success over the years. As a result, we recently reverted to a retail strategy that has narrowed these losses in the month of July and will narrow them further this quarter and again next.

I once worked as an equity analyst at First Manhattan under the tutelage of two wonderful gentlemen, Sandy Gottesman and Arthur Zankel (RIP). I often think of, given my current bird’s-eye view of what is going on within Overstock, what I as an analyst looking at Overstock might have expected by way of disclosure. As I indicated above, now is a particularly appropriate time to be sure that all cards are laid on the table. So, I will expand on each of the preceding points at length.

I.	tZERO:

tZERO is a leader in the emerging field of Security Tokens. Briefly, Security Tokens are smart contracts embedded within blockchains that represent fractional ownership of assets. Collectively, there is the better part of a quadrillion dollars of fractional ownership around the globe represented in various securities instruments: approximately $73 trillion in stocks, $215 trillion in debt, and $217 trillion in real estate, for example. In the eyes of an increasing number of people, Security Tokens are disruptive to all these instruments and the ecosystems around them because the technology of Security Tokens provides a more secure, efficient, and transparent way to represent fractional ownership in assets. However large proves the disruption that Security Tokens brings to those instruments, such tokens are going to need a vehicle for issuance and a place to trade. That is what we have built in tZERO. We believe tZERO is the best positioned firm on the planet to serve as a marketplace for this coming wave of Security Tokens for the following reasons:

•	Regulatory advantage:

◦
OSTKP, the first issuance of a regulated blockchain instrument: We can claim more experience with regulated blockchain instruments than anyone in the field. In March 2015, tZERO’s Alternative Trading System, ProSecurities ATS, filed with the SEC its plans to facilitate secondary trading of blockchain instruments. Shortly thereafter, in August 2015, we issued a private blockchain instrument (our $5 million bond). In December 2016, Overstock issued OSTKP, the world’s first SEC-registered blockchain security, which trades on the ProSecurities ATS.

◦
Boston Exchange Joint Venture: This quarter we worked with BOX Digital Markets LLC to form a new company to operate the first U.S. security token exchange, expanding our capabilities beyond what operating only an Alternative Trading System can allow. Our partners have deep experience running a national securities exchange: BOX Digital Markets is owned by BOX Holding Group LLC, a national securities exchange established in 2002 and registered with the SEC. Lisa

Fall, the President of BOX, has become the CEO of our new JV. This arrangement puts further regulatory distance between us and any followers.

•	Technology: There are two technology components of tZERO to understand: our routing and exchange technology, and our blockchain technology.

◦
Routing and exchange technology: tZERO was built on top of technology originally developed by SpeedRoute, a firm we entered in to an agreement to purchase in 2015. SpeedRoute is a routing and execution firm that is currently routing ~6 billion shares per day and is already deeply integrated into the U.S. National Market System. Thus, the blockchain innovations we are building within tZERO are accessible to the traditional capital markets system, providing current market participants the opportunity to access crypto-securities without having to incur switching costs. tZERO represents a regulated bridge between the traditional securities markets and the fast-emerging world of crypto-securities.

◦
Blockchain technology: tZERO’s blockchain trading technologies (such as OSTKP) have progressed with the help of development talent from Medici, which has one of the most developed group of blockchain engineers in the world. Now that we’ve completed the tZERO Security Token offering, our objective is to enable secondary trading in non-U.S. markets of the tZERO Security Tokens by Regulation S investors in the fourth quarter.

•
Human capital: tZERO started with expertise residing in SpeedRoute regarding routing and executing trades that I believe is second to none in the US capital markets. In Q2, the tZERO board appointed Overstock’s former president, Saum Noursalehi, as the CEO of tZERO. I could not be more confident in Saum’s capabilities given his performance at Overstock and leadership over Overstock’s former innovation arm, OLabs. He effectively restructured Overstock Retail during some of our critical years to make our teams more agile and efficient. Since his appointment as CEO of tZERO, Saum has brought a tremendous pool of blockchain and general technologists into tZERO, and he has a significant advantage by being able to draw upon the resources and expertise of Medici Ventures and Overstock while building that team.

•
Capital: Having concluded its Security Token offering, tZERO has raised aggregate consideration of $134 million. This figure includes $30 million from repayment of intercompany debt between tZERO and Overstock. GSR has signed a repurchase agreement to acquire these tokens. As I will diagram in our earnings call, we have designed quite an ecosystem with a scale that matches the enormous opportunity in front of it. When GSR completes its planned investments, we should have over half-a-billion dollars. We believe this will provide ample capitalization with which to build a company that can upend global capital markets.

•
Board: This quarter we made a tremendous addition to the tZERO board: Bruce Fenton. After having spent over twenty-five years in the traditional securities industry, Bruce has become one of the world’s great visionaries regarding blockchain securities. He is uniquely suited to coach tZERO forward, and to bridge the gap between traditional securities and security tokens.

•	Brand: I spent time this quarter meeting with hundreds of blockchain-minds from Israel to Seoul. I am humbly gratified to discover that tZERO already has a remarkable brand globally.

In sum, we believe that Security Tokens are an innovation of historic proportions, and we are leading the field. This scaling up of tZERO reflects the seriousness with which I take this project and my belief in its enormous potential. This year’s infusion of financial and human capital into tZERO will be overwhelmingly positive in preparing tZERO to compete and win the coming competition of security token exchanges.

II.	Other Medici Ventures

There are other investments within Medici Ventures’ portfolio which we believe have tZERO-like potential. Others have smaller, but still great, potential. Two investments worth mentioning now are Bitsy and Medici Land Governance.

Bitsy: Bitsy is a crypto wallet that we will be introducing in beta in September. I believe it will be superior to competing products in the market (such as Coinbase) for a variety of reasons that will be mentioned on our conference call, but which include superior user experience and key management. We will be using Overstock Retail’s large amount of traffic (31.4 million unique visitors in June) to promote this wallet.

Medici Land Governance: Medici Land Governance (MLG) is applying blockchain to government land governance systems to address global poverty. How? The idea of eradicating poverty by improving land governance has been a part of the intellectual arsenal of development theorists since the 1970’s, but we believe that with blockchain, mobile apps, and digital marketing, the process can be done more quickly, more securely, and at massive scale. MLG has signed agreements with the World Bank and with the Zambian Ministry of Land and Natural Resources to pilot these technologies in Africa. Several other negotiations are taking place in partnership with the World Bank for additional projects in Africa and on other continents. In January of this year, we announced that we had signed a Memorandum of Understanding (MOU) to partner with the Peruvian economist Hernando de Soto to apply blockchain to the field of property rights. Sadly, more than four months after signing that MOU, Hernando and I were unable to finalize a contract on terms reflecting that MOU or on any other terms that protected the interests of shareholders, so we ceased operations in Peru and discontinued our project there with Hernando. We then founded MLG and secured a relationship with the World Bank, which has proven to be an ideal partner to execute on pilots quickly. It is not out of the question that we might still work something out with Hernando, but, in the meantime, we are finding the World Bank to be an exceptional and quite entrepreneurial partner. With us, they are moving with a speed I would not have imagined possible.

In addition to the above-mentioned projects, I am tremendously excited about Medici Ventures itself. Jonathan Johnson, president of Medici Ventures has led the development of a world-class blockchain organization. Engineers at Medici Ventures are allowed to rotate among various projects, some internal and some as contract work for portfolio companies. This allows for cross-pollination among projects so that valuable innovation and best practices emerge. The blockchain development center that Jonathan has overseen is one of the most exciting assets we have created.

Finally, the astute analyst will note that Overstock Retail has grown slightly chubby on payroll. This has been deliberate. We are ready to move close to 10% of our corporate payroll from Retail into Medici and some of its blockchain subsidiaries (primarily, tZERO). We are putting reasonable constraints on this reallocation so as not to impact Overstock Retail operations (e.g. no more than one person from any one team within Retail). The influx of talent into our blockchain assets will provide them a huge advantage and will be a good investment into this enormous opportunity.

III.	Overstock Retail

Since May 2017, Overstock Retail has had one great problem to overcome: our SEO began a large decline. For years we excelled in this area, with a quite healthy portion of our traffic and revenue coming from Google natural search, but starting last May that number began eroding steadily. This has changed the profitability of our firm tremendously, both from the direct economics of the lost traffic and because that source of traffic is the precursor to many other marketing channels and points of contact with customers. It was a haymaker of a punch. I am proud of our teams for, first, being able to roll with that haymaker, and second, to have accelerated 25% in revenue in two quarters even while suffering such a remarkable drag. To achieve this acceleration, we made significant investments in pricing, marketing G&A, but most significantly, an enormous advertising push to find new campaigns and audiences across the digital landscape. These tests are often structurally unprofitable to run, but some percentage of the campaigns tested can be leveraged to bring in profitable incremental business when the tests are completed. In the second quarter we gunned the throttle on that testing more than we ever have or (I expect) ever will again. As we started ending tests in the month of July, we found we are able to make significant reductions to previous marketing levels with relatively modest impact to growth. We believe with the benefit of the learnings of these tests, our non-SEO business is significantly stronger than it was at the end of 2017, and this will be manifested as we reduce our spend in Q3 and Q4.

Since last year, we have completed about five years’ worth of SEO projects, which have seen moderate success in that they have arrested decay and, recently, have modestly improved our numbers. As mentioned in the introduction, the growth we have attained this quarter has been costly ($57 million in Q2). Given that SEO is not yet where we want it to be, and more generally, pricing in the digital marketing landscape has become decreasingly attractive, it does not make sense for us to continue a growth strategy, as SEO is by far a more efficient and valuable channel for growth. With the exception of Q1 and Q2, chasing growth at the expense of unsustainable losses has been something that Overstock has avoided for its entire 18-year history.

However, this Q2 marketing including a massive dose of one-time experimentation (from which we mapped and quantified with nice clean data) will have both direct and interrelated effects across much of the digital marketing landscape. We have already pulled significantly back on expensive acceleration and are focusing on optimizing channels with our new learnings. This will dramatically reduce cash-burn and benefit both Overstock Retail and Medici Ventures, to which we can allocate resources not being spent on unsustainable growth channels.

Given this set of facts, the smart choice is clearly to minimize dilution to our ownership of those emerging assets. The way to do this is to switch to a strategy for Retail that deemphasizes growth and instead emphasizes sharply reduced cash-burn. We have already switched to this strategy, and I expect to see a dramatic narrowing of our losses in Q3 and again in Q4.

Looking ahead, I see four major catalysts possible for Overstock Retail:

1.
Quick SEO Recovery: A new set of executives has been recruited and promoted among our executive team to tackle this challenge. It is proving healthy to have new sets of eyes look at our SEO, and I am encouraged by their progress so far.

2.	Customer Lifetime Value Improvement: We are receiving the benefit of one of the world’s leading strategic consulting firms in this area. They have been superb.

3.
Crypto-Retail Synergies: Between now and the end of the year we are introducing some leading edge crypto products that may find their place to our retail site. It is not out of the question that they will significantly boost organic traffic to Overstock’s retail site.

4.
Retail Sale: As we have stated publicly several times, we are considering all strategic options. We have an amply-resourced and highly motivated team pursuing these discussions. Discussions with potential buyers have progressed since our last call and based on those discussions, we believe more modest growth and optimized cash flow is also the preferable path to complete a sale.

So, that is our business and our options, laid out as clearly and honestly as I would have hoped for, were I still writing analyst reports for Sandy Gottesman. It is going to take some study and judgment to unscramble the value here.

But if that were not difficult enough, I will add one last significant twist: that point I made above about having new fresh eyes look at some thorny problems was no lip service. Remember my claim is that ultimately, these last quarters of pain have had one root cause, the collapse of SEO. A corollary of that is that if we can fix that one problem, the swing it would create in our results is something only a devout student of digital marketing would appreciate. Towards that end, we have had a fresh crew studying the problem for several months. After a tremendous focused effort, our fresh eyes have come up with a way to make significant improvements in our website’s customer experience. The recent changes and code roll were (for us anyway) semi-massive.

Has it worked? Have our Google rankings started to respond? The data is still quite early, but yes, deep down, a heartbeat appears to have flickered to life. I will be releasing that data during our earnings webcast.

So, tune into our webcast, and make the call for yourself. I look forward to helping investors understand the facts clearly. Until then, I remain,

Your humble servant,
Patrick M. Byrne

Key Q2 2018 metrics (comparison to Q2 2017):

•	Revenue: $483.1M vs. $432.0M (12% increase);

•	Gross profit: $91.7M vs. $84.2M (9% increase);

•	Gross margin: 19.0% vs. 19.5% (49 basis point decrease);

•	Sales and marketing expense: $94.4M vs. $43.3M (118% increase);

•	G&A/Technology expense: $63.9M vs. $50.6M (26% increase);

•	Pre-tax loss: ($65.9M) vs. ($9.7M) ($56.2M increase);

◦	Pre-tax loss - Overstock retail (non-GAAP financial measure): ($57.4M)

◦	Pre-tax loss - Medici (non-GAAP financial measure): ($8.6M)

•	Net loss*: ($64.9M) vs. ($7.5M) ($57.4M increase);

•	Diluted net loss per share: ($2.20)/share vs. ($0.29)/share ($1.91/share increase);

*Net loss refers to Net loss attributable to stockholders of Overstock.com, Inc.

We will hold a conference call and webcast to discuss our Q2 2018 financial results Thursday, August 9, 2018, at 4:30 p.m. ET.

Webcast information

To access the live webcast and presentation slides, go to http://investors.overstock.com. To listen to the conference call via telephone, dial (877) 673-5346 and enter conference ID 6285767 when prompted. Participants outside the U.S. or Canada who do not have Internet access should dial +1 (724) 498-4326 then enter the conference ID provided above.

A replay of the conference call will be available at http://investors.overstock.com starting two hours after the live call has ended, or on Overstock's YouTube channel, accessible at https://www.overstock.com/2018-Q2-earnings. An audio replay of the webcast will be available via telephone starting at 7:30 p.m. ET on Thursday, August 9, 2018, through 7:30 p.m. ET on Thursday, August 23, 2018. To listen to the recorded webcast by phone, dial (855) 859-2056 then enter the conference ID provided above. Outside the U.S. or Canada dial +1 (404) 537-3406 and enter the conference ID provided above.

Please email all questions in advance of the call to ir@overstock.com.

Key financial and operating metrics:

Investors should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Total net revenue - Total net revenue was $483.1 million and $432.0 million for Q2 2018 and 2017, respectively, a 12% increase. This growth was primarily driven by increased marketing expenses as we more aggressively pursued revenue growth and new customers. Our increased marketing expenses resulted in a 9% increase in orders in Q2 2018, and we had a 7% increase in average order size (excluding promotional activities) primarily due to a continued sales mix shift into home and garden products. These increases were partially offset by increased promotional activities, including coupons and site sales (which we recognize as a reduction of revenue) due to our driving a higher proportion of our sales using such promotions, and an increase in marketplace sales (for which we record only our commission as revenue). We continue to face challenges in our natural search marketing, which have significantly limited our efforts to grow revenue efficiently.

Gross profit - Gross profit was $91.7 million and $84.2 million for Q2 2018 and 2017, respectively, a 9% increase, representing 19.0% and 19.5% gross margin for those respective periods. The decrease in gross margin was primarily due to increased promotional activities, partially offset by a continued shift in sales mix into higher margin home and garden products and an increase in marketplace sales (for which we record only our commission as revenue).

Sales and marketing expenses - Sales and marketing expenses totaled $94.4 million and $43.3 million for Q2 2018 and 2017, respectively, a 118% increase, and representing 19.5% and 10.0% of total net revenue for those respective periods. This significant increase in sales and marketing expenses was primarily due to our effort to aggressively pursue increased revenue and new customers through increased spending in the sponsored search, television, and display ads on social media marketing channels, as well as increased staff-related costs.

Technology expenses - Technology expenses totaled $32.4 million and $28.2 million for Q2 2018 and 2017, respectively, a 15% increase, and representing 6.7% and 6.5% of total revenue for those respective periods. The increase was primarily due to an increase in staff-related costs of $3.8 million and an increase in technology licenses and maintenance costs of $1.5 million, partially offset by a decrease in depreciation of $891,000.

General and administrative ("G&A") expenses - G&A expenses totaled $31.4 million and $22.4 million for Q2 2018 and 2017, respectively, a 41% increase, and representing 6.5% and 5.2% of total revenue for those respective periods. The increase was primarily due to a $5.0 million increase in legal fees primarily in tZERO related to the SEC investigation, a $4.8 million increase in consulting and outside services, a $3.5 million increase in staff-related costs, and a $1.2 million increase in travel expenses. These increases were partially offset by a $6.8 million realized gain on the sale of cryptocurrencies on which we recognized a large impairment loss in Q1 2018.

We continue to seek opportunities for growth in our retail business, through our Medici blockchain and financial technology initiatives, and through other means. As a result of these initiatives, we will continue to incur additional expenses and expect to purchase interests in, or make acquisitions of, other technologies and businesses. We anticipate that our initiatives will cause us to incur losses in the foreseeable future. These losses, additional expenses, acquisitions or purchases may be material, and, coupled with existing marketing expense trends, increased marketing and branding expenditures, and strategic changes in our retail business, may lead to increased consolidated losses in some periods, and to reduced liquidity. Additionally, we may recognize additional impairment charges from our ownership interest in other entities.

Other income, net - Other income, net totaled $368,000 and $593,000 for Q2 2018 and 2017, respectively. The decrease is primarily due to a $1.0 million equity method loss, a $560,000 decrease in Club O and gift card breakage which we began recognizing as a component of revenue in 2018 following the adoption of ASC 606, and $283,000 in debt retirement costs related to our building loan repayment. These decreases to other income, net were largely offset by $1.8 million in unrealized gains on investments in equity securities.

Net cash (used in) provided by operating activities - Net cash (used in) provided by operating activities was ($59.5) million and $20.3 million for the twelve months ended June 30, 2018 and 2017, respectively. The $79.8 million decrease is primarily due to increased losses.

Free cash flow (a non-GAAP financial measure) - Free cash flow totaled ($79.4) million and ($25.6) million for the twelve months ended June 30, 2018 and 2017, respectively. The $53.8 million decrease was due to a $79.8 million decrease in operating cash flow, partially offset by a $26.0 million decrease in capital expenditures including costs related to the development of our new corporate headquarters.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash (used in) provided by operating activities,” is cash flow from operations, reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. Also, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets, including internal-use software and website development, are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for mandatory debt service and financing obligations, changes in our capital structure, and future investments, after we have paid our operating expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Six months ended June 30,		Twelve months ended June 30,
	2018	2017	2018	2017
Net cash (used in) provided by operating activities	$(70,579)	$(46,257)	$(59,543)	$20,262
Expenditures for fixed assets, including internal-use software and website development	(12,749)	(16,450)	(19,885)	(45,883)
Free cash flow	$(83,328)	$(62,707)	$(79,428)	$(25,621)
Cash - We had cash and cash equivalents of $152.2 million and $203.2 million at June 30, 2018 and December 31, 2017, respectively. The decrease is primarily due to operating losses, cash used for acquisitions and other investments, and the repayment of our building loan, partially offset by proceeds received from our tZERO security token offering and the exercise of a stock warrant in Q1 2018.

About Overstock.com
Overstock.com, Inc. Common Shares (NASDAQ:OSTK) / Series A Preferred (Medici Ventures’ tZERO platform:OSTKP) / Series B Preferred (OTCQX:OSTBP) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, décor, rugs, bedding, and home improvement. In addition to home goods, Overstock.com offers a variety of products including jewelry, electronics, apparel, and more, as well as a marketplace providing customers access to hundreds of thousands of products from third-party sellers. Additional stores include Pet Adoptions and Worldstock.com, dedicated to selling artisan-crafted products from around the world. Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock regularly posts information about the company and other related matters under Investor Relations on its website.

O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, and Worldstock are registered trademarks of Overstock.com, Inc.  O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

# # #

This press release and the August 9, 2018 conference call and webcast to discuss our financial results may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including forecasts of trends. These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including the amount and timing of our capital expenditures, the significant increases in our marketing expenditures in the first half of 2018 and the subsequent reduction of those expenditures, the results of our ongoing review of strategic initiatives including the possible sale of our e-commerce business, adverse tax, regulatory or legal developments, competition, and any inability to raise capital or borrow funds on acceptable terms. Other risks and uncertainties include, among others, the risks of the businesses Medici Ventures and tZERO are pursuing, including whether tZERO's joint venture with Box Digital Markets, LLC, will be able to achieve its objectives, the effects of key business personnel moving from our retail business to our Medici Ventures, Inc. and tZERO businesses, our continually evolving business model, and difficulties we may have with our infrastructure, our fulfillment partners or our payment processors, including cyber-attacks or data breaches affecting us or any of them. More information about factors that could potentially affect our financial results is included in our Form 10-K for the year ended December 31, 2017, our Form 10-Q for the quarter ended March 31, 2018, and our Form 10-Q for the quarter ended June 30, 2018, which were filed with the Securities and Exchange Commission on March 15, 2018, May 8, 2018, and August 9, 2018, respectively, and in our subsequent filings with the Securities and Exchange Commission. The Form 10-K, 10-Q's, and our subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in or contemplated by our projections, estimates and other forward-looking statements. Average order size is measured at the time of order, before promotional discounts and shipping revenue.

Overstock.com, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$152,228	$203,215
Restricted cash	468	455
Accounts receivable, net	28,597	30,080
Inventories, net	15,355	13,703
Prepaid inventories, net	1,071	1,625
Prepaids and other current assets	25,419	16,119
Total current assets	223,138	265,197
Fixed assets, net	131,923	129,343
Intangible assets, net	26,343	7,337
Goodwill	22,058	14,698
Equity Investments	43,543	13,024
Other long-term assets, net	5,888	4,216
Total assets	$452,893	$433,815
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$92,712	$85,406
Accrued liabilities	109,732	82,611
Deferred revenue	42,644	46,468
Other current liabilities, net	468	178
Total current liabilities	245,556	214,663
Long-term debt, net	3,069	—
Long-term debt, net - related party	—	39,909
Other long-term liabilities	6,160	7,120
Total liabilities	254,785	261,692
Stockholders’ equity:
Preferred stock, $0.0001 par value, authorized shares - 5,000
Series A, issued and outstanding - 127 and 127	—	—
Series B, issued and outstanding - 555 and 555	—	—
Common stock, $0.0001 par value
Authorized shares - 100,000
Issued shares - 32,203 and 30,632
Outstanding shares - 29,007 and 27,497	3	3
Additional paid-in capital	553,112	494,732
Accumulated deficit	(365,472)	(254,692)
Accumulated other comprehensive loss	(591)	(599)
Treasury stock:
Shares at cost - 3,196 and 3,135	(66,662)	(63,816)
Equity attributable to stockholders of Overstock.com, Inc.	120,390	175,628
Equity attributable to noncontrolling interests	77,718	(3,505)
Total equity	198,108	172,123
Total liabilities and stockholders’ equity	$452,893	$433,815

Overstock.com, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenue, net
Direct	$14,715	$22,099	$30,985	$44,927
Partner and other	468,418	409,925	897,479	819,532
Total net revenue	483,133	432,024	928,464	864,459
Cost of goods sold
Direct	14,672	21,147	29,444	42,110
Partner and other	376,718	326,706	713,408	651,271
Total cost of goods sold	391,390	347,853	742,852	693,381
Gross profit	91,743	84,171	185,612	171,078
Operating expenses:
Sales and marketing	94,416	43,297	171,630	80,915
Technology	32,423	28,244	63,717	57,236
General and administrative	31,440	22,361	71,195	44,971
Total operating expenses	158,279	93,902	306,542	183,122
Operating loss	(66,536)	(9,731)	(120,930)	(12,044)
Interest income	620	136	1,164	261
Interest expense	(395)	(716)	(1,269)	(1,426)
Other expense, net	368	593	359	(3,131)
Loss before income taxes	(65,943)	(9,718)	(120,676)	(16,340)
Benefit from income taxes	(27)	(1,975)	(304)	(2,315)
Net loss	$(65,916)	$(7,743)	$(120,372)	$(14,025)
Less: Net loss attributable to noncontrolling interests	(1,005)	(244)	(4,552)	(623)
Net loss attributable to stockholders of Overstock.com, Inc.	$(64,911)	$(7,499)	$(115,820)	$(13,402)
Net loss per common share—basic:
Net loss attributable to common shares—basic	$(2.20)	$(0.29)	$(3.94)	$(0.52)
Weighted average common shares outstanding—basic	28,903	24,996	28,736	25,035
Net loss per common share—diluted:
Net loss attributable to common shares—diluted	$(2.20)	$(0.29)	$(3.94)	$(0.52)
Weighted average common shares outstanding—diluted	28,903	24,996	28,736	25,035

Overstock.com, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six months ended June 30,		Twelve months ended June 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Consolidated net loss	$(120,372)	$(14,025)	$(218,269)	$(14,656)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation of fixed assets	12,983	14,909	26,922	29,896
Amortization of intangible assets	2,051	1,891	4,159	3,637
Stock-based compensation to employees and directors	9,408	1,985	11,500	4,161
Deferred income taxes, net	(298)	(2,796)	67,697	(2,445)
Gain on investment in precious metals	—	—	(1,971)	(201)
Impairment of cryptocurrencies	9,491	—	9,491	—
Gain on sale of cryptocurrencies	(8,348)	—	(10,343)	—
Impairment of equity investment	—	4,500	987	7,350
Early extinguishment costs of long term debts	283	—	2,747	—
Other	(609)	65	202	423
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	1,882	7,391	(7,447)	(1,446)
Inventories, net	120	3,785	1,569	2,366
Prepaid inventories, net	554	897	144	3
Prepaids and other current assets	(8,234)	(9,213)	(2,307)	(3,809)
Other long-term assets, net	(3,827)	(147)	(5,987)	(729)
Accounts payable	6,686	(30,601)	16,292	(3,127)
Accrued liabilities	26,911	(22,391)	36,991	3,578
Deferred revenue	1,216	(2,643)	8,547	(4,933)
Other long-term liabilities	(476)	136	(467)	194
Net cash (used in) provided by operating activities	(70,579)	(46,257)	(59,543)	20,262
Cash flows from investing activities:
Purchase of intangible assets	(9,241)	—	(9,664)	—
Proceeds from sale of precious metals	—	—	11,917	1,610
Investment in precious metals	—	—	—	(1,633)
Disbursement of note receivable	(200)	(250)	(700)	(868)
Investments in equity securities	(29,570)	(3,188)	(31,570)	(3,938)
Acquisitions of businesses, net of cash acquired	(12,912)	—	(12,912)	28
Expenditures for fixed assets, including internal-use software and website development	(12,749)	(16,450)	(19,885)	(45,883)
Other	22	(115)	207	(118)
Net cash used in investing activities	(64,650)	(20,003)	(62,607)	(50,802)
Cash flows from financing activities:
Payments on capital lease obligations	(248)	—	(331)	—
Payments on interest swap	—	—	(1,535)	(224)
Proceeds from finance obligations	—	—	—	5,325
Payments on finance obligations	—	(1,622)	(13,694)	(2,731)
Proceeds from long-term debt	—	—	40,000	12,621
Payments on long-term debt	(40,000)	(469)	(85,297)	(469)
Payments of preferred dividends	—	—	(109)	—
Proceeds from exercise of stock options	—	654	10	1,473
Proceeds from rights offering, net of offering costs	—	—	—	7,591
Proceeds from issuance and exercise of stock warrants	50,587	—	157,049	—
Proceeds from security token offering, net of offering costs	78,442	—	79,347	—
Purchase of treasury stock	—	(10,000)	—	(10,000)
Payments of taxes withheld upon vesting of restricted stock	(4,526)	(1,085)	(4,670)	(1,323)
Payment of debt issuance costs	—	(251)	(419)	(251)
Net cash provided by (used in) financing activities	84,255	(12,773)	170,351	12,012
Net increase (decrease) in cash, cash equivalents and restricted cash	(50,974)	(79,033)	48,201	(18,528)
Cash, cash equivalents and restricted cash, beginning of period	203,670	183,528	104,495	123,023
Cash, cash equivalents and restricted cash, end of period	$152,696	$104,495	$152,696	$104,495

Continued on the following page

Overstock.com, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(Continued)
(in thousands)

	Six months ended June 30,		Twelve months ended June 30,
	2018	2017	2018	2017
Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest paid, net of amounts capitalized	$1,113	$1,308	$2,745	$2,238
Income taxes paid, net of refunds	7	183	311	977
Non-cash investing and financing activities:
Fixed assets, including internal-use software and website development, costs financed through accounts payable and accrued liabilities	$735	$690	$735	$690
Equipment acquired under capital lease obligations	—	—	1,421	—
Capitalized interest cost	—	—	—	27
Change in fair value of cash flow hedge	—	(100)	(1,638)	(3,044)
Note receivable converted to equity investment	200	869	699	3,719
Acquisition of businesses through stock issuance	2,930	—	2,930	—

Additional Non-GAAP Financial Measure Reconciliations

Retail and Medici pre-tax income or loss (non-GAAP financial measures - which we reconcile to Consolidated pre-tax income or loss) consist of income or loss before taxes of our Retail and Medici businesses, excluding intercompany transactions eliminated in consolidation. We believe these measures provide management and users of the financial statements useful information, because they provide financial results for our separate businesses which are distinct in nature. The material limitation associated with these measures is that they are an incomplete measure of our consolidated operations.

We determined our segments based on how we manage our business, which, in our view, consists primarily of our Retail and Medici businesses. Our Retail business consists of our Direct and Partner reportable segments. We use gross profit as the measure to determine our reportable segments because there is not discrete financial information available below gross profit for our Direct and Partner segments. As a result, our Medici business is not significant as compared to our Direct and Partner segments. Our Other segment consists of Medici. We do not allocate assets between our segments for our internal management purposes.

Retail pre-tax income or loss and Medici pre-tax income or loss are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Our calculations of Retail Total (which consists of Direct and Partner) and Other (which consists of Medici) pre-tax income or loss are set forth below excluding intercompany transactions eliminated in consolidation (in thousands):

	Three months ended June 30,
	Direct	Partner	Retail Total	Other	Total
2018
Revenue, net	$14,715	$462,968	$477,683	$5,450	$483,133
Cost of goods sold	14,672	372,580	387,252	4,138	391,390
Gross profit	$43	$90,388	$90,431	$1,312	$91,743
Operating expenses			149,437	8,842	158,279
Interest and other income (expense), net			1,624	(1,031)	593
Pre-tax loss			(57,382)	(8,561)	(65,943)
Provision for (benefit from) income taxes			(40)	13	(27)
Net loss			$(57,342)	$(8,574)	$(65,916)

2017
Revenue, net	$22,099	$405,856	$427,955	$4,069	$432,024
Cost of goods sold	21,147	323,892	345,039	2,814	347,853
Gross profit	$952	$81,964	$82,916	$1,255	$84,171
Operating expenses			89,325	4,577	93,902
Interest and other income, net			13	—	13
Pre-tax loss			(6,396)	(3,322)	(9,718)
Benefit from income taxes			(176)	(1,799)	(1,975)
Net loss			$(6,220)	$(1,523)	$(7,743)

	Six months ended June 30,
	Direct	Partner	Retail Total	Other	Total
2018
Revenue, net	$30,985	$886,694	$917,679	$10,785	$928,464
Cost of goods sold	29,444	705,388	734,832	8,020	742,852
Gross profit	$1,541	$181,306	$182,847	$2,765	$185,612
Operating expenses			274,969	31,573	306,542
Interest and other income (expense), net			1,169	(915)	254
Pre-tax loss			(90,953)	(29,723)	(120,676)
Benefit from income taxes			(128)	(176)	(304)
Net loss			$(90,825)	$(29,547)	$(120,372)

2017
Revenue, net	$44,927	$811,117	$856,044	$8,415	$864,459
Cost of goods sold	42,110	645,189	687,299	6,082	693,381
Gross profit	$2,817	$165,928	$168,745	$2,333	$171,078
Operating expenses			173,863	9,259	183,122
Interest and other income (expense), net			115	(4,411)	(4,296)
Pre-tax loss			(5,003)	(11,337)	(16,340)
Provision for (benefit from) income taxes			713	(3,028)	(2,315)
Net loss			$(5,716)	$(8,309)	$(14,025)